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                                                                    EXHIBIT 11.0

STATEMENT RE:  COMPUTATIONS OF PER SHARE EARNINGS
($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                             Nine months ended       Three months ended
                                               September 30,           September 30,
                                            2004         2003         2004         2003
                                         ----------   ----------   ----------   ----------
Numerator:
    Net income                           $    1,490   $      865   $      573   $      380

Denominator:
    Denominator for basic earnings per
    share-weighted average shares         1,347,245    1,151,210    1,400,734    1,152,906

Effect of diluted securities:
    Stock options                            53,810       78,419       36,496       88,480

Denominator for diluted earnings
    Per share                             1,401,055    1,229,629    1,437,230    1,241,386

Basic earnings per share                 $     1.06   $     0.75   $     0.41   $     0.33

Diluted earnings per share               $     0.93   $     0.70   $     0.40   $     0.31
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